Kynikos Associates, LP

Code of Ethics

ANNEX A

CODE OF ETHICS AND

INSIDER TRADING POLICY

(Effective as of January 1, 2014)

Section I. Introduction.

This Code of Ethics and Insider Trading Policy (as it may be amended, supplemented or otherwise modified from time to time, this “Code of Ethics”) has been adopted by Kynikos Associates LP and its affiliated investment advisory companies, including Ursus Capital Management I LLC (collectively, the “Firm”), and sets forth procedures and limitations which govern the business conduct and personal securities trading of persons associated with the Firm.

This Code of Ethics is predicated on the principle that the Firm owes a fiduciary duty to its clients, and this duty can be fulfilled only by scrupulous compliance by Employees of their responsibilities and attendant regulatory requirements. An “Employee” means any partner, member, director, officer, full-time employee or part-time employee of the Firm or any other person who provides investment advice on behalf of the Firm, and “Employees” means, collectively, all such persons.

The Firm is also subject to regulation by the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to Rule 204A-1 under the Advisers Act, the Firm has adopted this Code of Ethics.

Each Employee should carefully read and understand this Code of Ethics. Any questions about this Code of Ethics should be directed to Brian F. Nichols, the Chief Compliance Officer of the Firm (the “CCO”), or James S. Chanos, the President of the Firm (the “President”). Each Employee must promptly report any apparent, suspected, actual or known violations of this Code of Ethics to the CCO. Any failure to comply with the provisions of this Code of Ethics can result in sanctions deemed to be appropriate (including, but not limited to, the termination of employment with the Firm) and civil or criminal proceedings.

Capitalized terms used (but not defined) in this Code of Ethics have the meanings set forth in the Glossary attached as Attachment A to this Code of Ethics.

Section II. Fiduciary Duty and General Standards of Business Conduct; Conflicts of Interest.

The Firm owes a fiduciary duty to its clients. Accordingly, the Firm’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, the Firm and all Employees must:

•	Conduct professional activities with integrity and reasonable care and in an ethical manner. The Firm and all Employees must act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, other Employees, colleagues in the investment profession and other participants in the global capital markets. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities.

Annex A-1	Effective as of January 1, 2014

•	Place clients’ interests ahead of the Firm’s interests. As a fiduciary, the Firm must serve in its clients’ best interests. In other words, Employees may not benefit at the expense of advisory clients, and if an Employee is aware of any conflict of interest, he or must bring such conflict of interest to the attention of the Firm. This concept is particularly relevant when Employees are making personal investments in securities traded by the Firm’s advisory clients.

•	Engage in personal investing that is in full compliance with this Code of Ethics. Employees must review and comply in all respects with this Code of Ethics.

•	Avoid taking advantage of your position. Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory client.

•	Maintain full compliance with all securities laws. Employees are required to comply with applicable federal and local securities law, including the applicable provisions of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the Advisers Act, the U.S. Investment Company Act of 1940, the U.S. Sarbanes Oxley Act of 2002, Title V of the U.S. Gramm-Leach-Bliley Act, the U.S. Bank Secrecy Act (as it applies to funds and investment advisers) and the rules adopted thereunder.

•	Maintain full compliance with all anti-corruption laws. Employees are required to comply with all applicable federal, state and local anti-bribery and anti-corruption laws that may be applicable, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act of 2010.

Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his or her responsibilities to another person or entity (such as our clients) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between the clients, on the one hand, and an Employee, on the other hand, such conflicts may result from the purchase or sale of securities for the account of the clients and for the account of such Employee or from the purchase or sale for the account of a client of securities in which such Employee has an interest. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the clients.

In addition, if a position in a security of an issuer has been held in the Proprietary Account of an Employee (including, to such Employee’s reasonable knowledge, the accounts of any of his or her Family Members) since the commencement of such Employee’s association with the Firm and such Employee intends to recommend that such security (or another security of the same issuer) be purchased or sold for the account of any client of the Firm, then such Employee must disclose such information to the President and the CCO prior to making such recommendation or executing such transaction, as the case may be. The President or the CCO may restrict such Employee from buying or selling such security for his or her Proprietary Accounts.

Section III. Policy Statement On Insider Trading.

The Firm forbids any of its Employees from trading, either personally or on behalf of others (including, but not limited to, the Firm and the domestic and offshore private investment funds and other managed accounts managed by the Firm (each, a “Kynikos Company”, and collectively, the “Kynikos Companies”)), on material nonpublic information, or communicating material nonpublic information to others, or otherwise engaging in “insider trading”, in each case in violation of applicable law. The Firm’s policy applies to every Employee and extends to activities within and outside Employees’ duties at the Firm. Every Employee must read and retain this Policy Statement. Any questions regarding this Policy Statement should be referred to the CCO, who is responsible for monitoring this Policy Statement and the procedures established in this Code of Ethics.

Annex A-2	Effective as of January 1, 2014

THIS POLICY STATEMENT APPLIES TO THE FIRM, EMPLOYEES AND THE KYNIKOS COMPANIES.

The term “insider trading” is not defined under U.S. Federal or state securities laws, but is generally understood under U.S. law to refer to the use of material nonpublic information, and to the communication of material nonpublic information to others, to trade in securities (including security-based swap agreements), whether or not one is an “insider” of the issuer of the securities being traded.

While U.S. law concerning insider trading is not static, it is generally understood that U.S. law prohibits:

•	trading by an insider while in possession of material nonpublic information;

•	trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	an insider, or a non-insider described in the bullet point above, from communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct under U.S. law are discussed below. Jurisdictions outside of the United States (e.g., Canada, the United Kingdom (UK), the European Economic Area (EEA), Australia, Japan, Hong Kong, Singapore and China) also prohibit “insider trading”, but insider trading laws in such non-U.S. jurisdictions may differ substantially from — and may, in some cases, be broader than — insider trading laws in the United States. For example, regulations in the EEA and the UK extend the basis of liability for insider trading beyond the “classical theory” and the “misappropriation theory” bases of liability under U.S. law described below. Following the implementation of the Market Abuse Directive,43 if a person is an “insider” and possesses “inside information” (essentially, any non-public/confidential price sensitive information), however obtained, that person is prohibited from dealing in the relevant securities. An “insider” is more broadly defined in the EEA and the UK and covers any party who holds “inside information”, and there is no requirement for there to be a fiduciary or fiduciary-like relationship or a duty of trust or confidence with the issuer or the source of the information. This expanded basis for insider trading liability under EEA and UK law has ensnared U.S. persons and firms interested in European securities.44

Although the elements of insider trading and the penalties for such unlawful conduct under any non-U.S. law are not discussed below, engaging in any such conduct in violation of any applicable non-U.S. law is prohibited by this Policy Statement. If you will engage in trading, either personally or on behalf of others, in any non-U.S. market, including in the EEA or the UK, then you should consult the CCO regarding non-U.S. insider trading laws that may be applicable.

[43]	Market Abuse Directive 2003/6/EC (MAD).
[44]	For example, in 2012 the UK regulator fined Greenlight Capital and David Einhorn aggregated fines of £7.2million for trading activity in Punch Taverns Plc, following the receipt of “inside information” on a conference call with the issuer’s broker. Requests from Mr. Einhorn not to be “wall crossed” and a verbal confirmation from the broker were not a reliable defense, nor was the fact that Greenlight Capital had been carrying out its trading activity from the U.S. Instead, the UK regulator made clear that it was the responsibility of the recipient to determine whether it had received non-public/confidential information and whether it was sufficient to draw a conclusion on the likely direction in price movement. See Financial Services Authority, Press Release: David Einhorn and Greenlight Capital Inc fined £7.2 million for trading on insider information in Punch Taverns Plc. (Jan. 25, 2012), available at: http://www.fsa.gov.uk/library/communication/pr/2012/005.shtml.

Annex A-3	Effective as of January 1, 2014

If, after reviewing this Policy Statement, you have any questions, you should consult the CCO.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result, is given access to information solely for company purposes. Temporary insiders can include, among others, a company’s law firm, accounting firm, consulting firm and banks, and the employees of such organizations. The Firm may become a temporary insider of a company it advises or for which it performs other services or by signing a confidentiality agreement or by accessing material nonpublic information on a private electronic workspace such as IntraLinks.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as (i) information as to which there is a substantial likelihood that a reasonable investor would consider it important in making its investment decisions, (ii) information that, if public1y disclosed, is reasonably certain to have a substantial effect on the price of a company’s securities, or (iii) information that could cause insiders to change their trading patterns.

Information that Employees should consider material includes, without limitation:

•	dividend or earnings announcements;

•	write-downs or write-offs of assets;

•	additions to reserves for bad debts or contingent liabilities;

•	expansion or curtailment of company or major division operations;

•	merger, joint venture or acquisition proposals or agreements;

•	new products, service or marketing announcements;

•	senior management changes;

•	change in control;

•	material restatement of previously issued financial statements;

•	discovery or research developments;

•	criminal indictments and civil and government investigations, litigations and/or settlements;

•	pending labor disputes;

•	major litigation;

•	debt service or liquidity problems;

•	bankruptcy or insolvency problems;

•	tender offers, stock purchase plans, etc.; and

•	recapitalizations.

Annex A-4	Effective as of January 1, 2014

Material information relates not only to issuers of securities, but also to securities recommendations made by the Firm, as well as others, and the securities holdings and transactions of the Kynikos Companies and other clients.

Material information can also relate to events or circumstances affecting the market for a company’s securities. For example, information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. In 1987 the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until such time as it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation, would be considered public.

Employees should seek specific guidance from the CCO in situations where information concerning an issuer or its affiliated entities may not have been made available to the investment community as a whole, but was made available to a more limited universe (such as a group of institutional investors or traders).

Bases for Liability

Fiduciary Duty Theory (or Classical Theory) of Insider Trading

Under the “fiduciary duty theory” or “classical theory”, a corporate insider (such as an officer or director of the issuer) engages in “insider trading” when he or she trades in the issuer’s securities on the basis of material nonpublic information about the issuer. Such a corporate insider owes fiduciary duties to the issuer and its shareholders and, therefore, has a duty either to disclose such material nonpublic information or to refrain from trading.45

In 1983, the Supreme Court stated that an outsider can acquire the fiduciary duties of a corporate insider (i) by entering into a confidential relationship with a company through which the outsider gains material nonpublic information (e.g., attorneys, accountants, underwriters or consultants), or (ii) by becoming a “tippee” if the outsider is, or should have been, aware that it has been given confidential information by an insider who has violated its fiduciary duty to the company’s shareholders.46

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

[45]	See Chiarella v. United States, 445 U.S. 222 (1980).
[46]	Dirks v. SEC, 463 U.S. 646 (1983).

Annex A-5	Effective as of January 1, 2014

Misappropriation Theory of Insider Trading

Another basis for insider trading liability is the “misappropriation theory”, where liability is established when trading occurs on material nonpublic information that was misappropriated from another person in breach of a duty of trust or confidence owed to the source of such information. This theory of insider trading was endorsed by the Supreme Court in United States v. O’Hagan.47

In 2000, the SEC promulgated Rule 10b5-2 under the Securities Act to identify some circumstances under which a duty of trust or confidence exists such that its breach would constitute a misappropriation of confidential information. Such circumstances identified in Rule 10b5-2 generally include: (i) when a person agrees to maintain information in confidence; (ii) when a person communicating the material nonpublic information and the person to whom it is communicated have a history, pattern or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the information expects the recipient will maintain its confidentiality; or (iii) when a person receives or obtains material nonpublic information from his or her spouse, parent, child or sibling.

It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the “fiduciary duty theory” or “classical theory” of insider trading.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for entities involved in such unlawful conduct and their Employees. A person can be subject to some or all of the following penalties, even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	treble damages;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the amount of profit gained or loss avoided (whether or not the person actually benefited); and

•	fines for the employer or the controlling person of up to greater than $1,000,000 or three times the amount of profit gained or loss avoided.

In addition, any violation of this Policy Statement can be expected to result in severe sanctions by the Firm and its affiliates, including dismissal of any Employees involved.

Section IV. Procedures to Implement the Firm’s Policies Against Insider Trading.

The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Employee must follow these procedures or risk serious sanctions, which may include dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

[47]	521 U.S. 642 (1997).

Annex A-6	Effective as of January 1, 2014

Identify Inside Information

Before trading for yourself or others (including a Kynikos Company) in the securities of a company about which you may potentially have inside information, ask yourself the following questions:

(i)	Is the information material?

•	Is this information that an investor would consider important in making its investment decisions?

•	Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is this information which could cause insiders to change their trading habits?

(ii)	Is the information nonpublic?

•	To whom has this information been provided?

•	Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation, or by appearing on the wire services?

•	Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

•	Has a sufficient amount of time passed so that the information is widely disseminated?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

(i)	Immediately report the matter to the CCO (or, in his absence, the President).

(ii)	Do not purchase or sell the securities on behalf of yourself or others, including the Kynikos Companies.

(iii)	Do not communicate the information to anyone inside or outside the Firm, other than to the CCO (or, in his absence, the President).

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Use of Research Consultants and Interactions with Government Employees and Investment in Bank Debt and Other “Non-Security” Instruments

While it is permissible to use research consultants and other third parties as part of the research process, including but not limited to interactions with employees of the Federal government such as Members of Congress and/or their staffs, the Firm and its Employees must be sensitive about the information that such consultants and other third parties provide. Accordingly, the Firm has adopted procedures with regard to each Employee’s contact and interaction with paid consultants and employees of the Federal government. See Section 3.1 of the Compliance Manual (“Insider Trading, Use of Research Consultants and Interactions with Government Employees and Manipulative Practices”).

In addition, from time to time, the Firm may invest in certain types of “non-security” instruments (e.g., bank debt, non-security based swap agreement, cash commodity contract and futures contract). In connection with such investments, Employees may receive information that is not generally known by other institutional investors — even investors who may be similarly situated (e.g., lenders that are privy to nonpublic information and have access to bank-level information or primary lender meetings).

Annex A-7	Effective as of January 1, 2014

Often, the Firm will be asked to enter into a confidentiality agreement before it or its Employees will be provided access to investment-related information via Internet-based services (e.g., IntraLinks and Syndtrak). These confidentiality agreements typically contain “stand-still” provisions specifically restricting the Firm’s investment activity in identified issuers, but usually simply raise the possibility that nonpublic information may be disclosed to the recipient, and seek the receiving party’s acknowledgement of that understanding and agreement to be bound by laws prohibiting trading while in possession of material nonpublic information. If you are asked to sign or agree to any confidentiality or “stand-still” agreement on behalf of the Firm or any Kynikos Company, you should first consult the CCO (or, in his absence, the President).

If any Employee believes that he or she has received or obtained access to any material nonpublic information (or information that he or she suspects is material and nonpublic) in connection with the Firm’s investment in any “non-security” instrument as to which other potential investors or counterparties may not have access, such Employee should consult with the CCO as to whether any proposed purchase or sale of such instruction should be made, and if made, whether should purchase or sale should be made with the use of a “Big Boy” letter or other agreement concerning the possibility of asymmetry in access to such information.

Personal Securities Trading by Employees

To better prevent insider trading and front-running (i.e., the purchase or sale of a security for one’s own account(s) on the basis of the Firm’s trading positions or plans for a client account(s)) and to ensure the satisfaction of the Firm’s fiduciary obligations to its advisory clients, the Firm has adopted the following procedures and restrictions on personal trading by all Employees of the Firm. All initially capitalized terms in this section of this Code of Ethics are defined in the Glossary set forth in Attachment A to this Code of Ethics.

Employees and their respective Family Members are permitted, for investment purposes, to purchase or sell Permitted Securities without obtaining the prior written approval of the CCO.

Each Employee is required to obtain the specific prior written approval of the CCO before the purchase or sale of any Prohibited Securities for any of his or her Proprietary Accounts (even for the purpose of closing out a pre-existing investment position) except for:

•	Discretionary Accounts. The purchase or sale of Prohibited Securities in a Discretionary Account, provided that (i) such Employee previously reported to the Firm the existence of such Discretionary Account in his or her Statement of Proprietary Accounts and delivered to the CCO a copy of the management agreement for such Discretionary Account, and (ii) the transaction is not the purchase of any security in an Initial Public Offering or a Limited Offering;

•	Involuntary Transactions. The purchase or sale of Prohibited Securities that is nonvolitional on the part of each of such Employee and his or her Family Members;

•	Dividend Reinvestments. The purchase of Prohibited Securities that are part of an automatic dividend reinvestment plan;

•	Pro Rata Rights. The purchase of Prohibited Securities effected upon the exercise of rights issued by the issuer proportionately to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and the sale of such rights; and

•	Systematic Investment Plans. The purchase or sale of Prohibited Securities transacted through a systematic (or automatic) plan involving predetermined amounts on predetermined dates.

Annex A-8	Effective as of January 1, 2014

Although a Discretionary Account of an Employee is generally exempt from the requirement to obtain prior written approval for sales and purchases of Prohibited Securities, such Employee is required to obtain the written approval of the CCO before the acquisition by such a Discretionary Account of any security in an Initial Public Offering or in a Limited Offering. For the purposes of this Code of Ethics, purchases of time-shares and cooperative investments in real estate used as a primary or secondary residence shall not be subject to the prior written approval of the CCO.

Prior to arranging a personal loan with a financial institution that would be collateralized by Prohibited Securities held in a Proprietary Account, an Employee must obtain the written approval of the President or the CCO as if such financing arrangement constituted a sale of Prohibited Securities.

Prior to effecting any transaction in Prohibited Securities that requires the prior written approval of the CCO, each Employee shall submit to the CCO a properly completed Personal Securities Trading Request Form, in the form of Attachment B attached to this Code of Ethics.

The CCO shall promptly notify the Employee of approval or denial of clearance to trade. Notification of approval or denial to trade may be orally or electronically given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee within twenty four (24) hours of the oral notification. If approval is given to effect a trade, such approval is good for three (3) trading days only. If the trade is not executed within this period, then the Employee is required to submit to the CCO properly completed Personal Securities Trading Request Form.

In evaluating whether to approve a proposed transaction relating to a Prohibited Security, the CCO may consider, among other factors, whether the security, or any other instrument of the issuer of such security, is held or managed by any Kynikos Company. The Firm reserves the right to deny any proposed transaction relating to a Prohibited Security for any or no reason without explanation.

The Firm does not encourage personal trading activity by Employees. If, in the opinion of the management of the Firm, the trading of an Employee’s Proprietary Account(s) interferes with such Employee’s job performance, personal trading privileges may be severely restricted or revoked (temporarily or permanently) without explanation.

In addition, Employees may be required to close positions in securities at the request of the Firm, particularly in the case of securities recommended to be bought or sold for a Kynikos Company.

When (i) any security is recommended to be bought or sold for a Kynikos Company, and a position in that security or in any other security of the same issuer is currently held in a Proprietary Account of such Employee, or (ii) an Employee seeks to buy or sell for his or her Proprietary Account a security, other than a Permitted Security, held by a Kynikos Company or issued by an issuer any of whose other securities are held by a Kynikos Company, such Employee must affirmatively disclose such information to the President and the CCO prior to making such recommendation or executing such transaction, as the case may be. The President and the CCO may restrict such Employee from buying or selling the security for his or her Proprietary Accounts.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in Section IV of this Code of Ethics (“Procedures to Implement the Firm’s Policies Against Insider Trading”). Material nonpublic information includes securities recommendations made by the Firm and the securities holdings and transactions of the Kynikos Companies and other clients. See Section VIII of this Code of Ethics (“Confidentiality/Safeguarding of Data”).

Annex A-9	Effective as of January 1, 2014

The Firm is establishing this Policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that all material nonpublic information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted. Employees must adhere to the Firm’s Privacy Policy, a copy of which is attached as Annex F to the Compliance Manual, and the Firm’s Electronic Communications and Social Media Policy and Procedures, a copy of which is attached as Annex G to the Compliance Manual.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in this Code of Ethics, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, these matters must be promptly discussed with the CCO (or, in his absence, the President) before trading on the information or communicating it to anyone.

Section V. Supervisory Procedures with Respect to Insider Trading.

The role of the CCO is critical to the implementation and maintenance of the Firm’s policies and procedures against insider trading. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

Prevention of Insider Trading

To help prevent insider trading, the CCO, with the assistance of persons under his supervision, shall:

(i)	familiarize all new Employees with the Firm’s policies and procedures relating to insider trading;

(ii)	answer questions regarding the Firm’s policies and procedures relating to insider trading;

(iii)	resolve issues of whether information received by an Employee is material and nonpublic;

(iv)	review at least annually, and update as necessary, the Firm’s policies and procedures relating to insider trading;

(v)	when it has been determined that an Employee possesses material nonpublic information, implement measures to prevent dissemination of such information and, if necessary, restrict Employees from trading in the affected securities;

(vi)	if and when applicable, develop and maintain a list of “restricted securities” of issuers about which the Firm possesses material nonpublic information and in which Employees are prohibited from trading, either personally or on behalf of others (including, but not limited to, the Kynikos Companies and other clients); and

(vii)	promptly review each request by an Employee for clearance to trade in specified Prohibited Securities.

Annex A-10	Effective as of January 1, 2014

Detection of Insider Trading

To help detect insider trading (and monitor against front-running), the CCO, or persons under his supervision, shall:

(i)	review all brokerage statements, trade confirmations and reports (e.g., Statements of Proprietary Accounts, initial and annual Holdings Reports and Quarterly Transactions Reports) submitted with respect to each Employee;

(ii)	review the trading activity of the Kynikos Companies; and

(iii)	compare such statements, trade confirmations and reports with such activity reports to determine the existence (or absence) of any suspicious personal trading patterns.

Section VI. Outside Activities.

Employees are prohibited from serving as an officer or director of any company without the prior written authorization of the President. See Section 6.4 of the Compliance Manual (“Directorships; Outside Activities”).

Section VII. Political and Charitable Contributions; Lobbying.

Individuals may have important personal reasons for supporting candidates for public office, making charitable contributions and communicating with government officials. Such activities by Employees, however, could pose risks to the Firm. For example, federal and state “pay-to-play” laws have the potential to limit the Firm’s ability to manage assets and provide other services to government-related clients (e.g., state pension plans) if employees of an investment adviser or their family members make personal political contributions to candidates or office holders in a jurisdiction where the adviser has or is seeking business with a government entity. In addition, all Employees must be cognizant of potential conflicts of interest that may exist if the Firm or any of its Employees contributes to the campaigns of any candidate, client(s), Employees or consultants to the Firm, and, therefore, Employees should not make or solicit political or charitable donations based upon the Firm’s current or anticipated business relationships.

Political Contributions

Rule 206(4)-5 under the Advisers Act generally provides, among other things, that if the Firm or any of its Covered Associates makes a political contribution to any official (or candidate for any such office) of certain government entities who is or will be in a position to influence the award of advisory business, then the Firm will be prohibited from receiving compensation for advisory services rendered to such government entities for a two-year period after the political contribution.48 The purpose of this Rule is to deter investment advisers from engaging in “pay-to-play” practices in which political contributions are made for the purpose of obtaining or retaining advisory contracts with government entities. In addition, a number of states and local jurisdictions have adopted “pay-to-play” laws, which may apply in addition to Rule 206(4)-5 under the Advisers Act. Such state and local laws may differ significantly from the requirements of Rule 206(4)-5 under the Advisers Act; nonetheless, the failure to comply with any such state or local laws and regulations could have serious consequences, including without limitation criminal sanctions.

[48]	Pursuant to Rule 206(4)-5 under the Advisers Act, a de minimis contribution may be made by a Covered Associate without triggering the ban on the Firm being compensated for providing advisory services for the applicable government entity in the amount of: (i) $350 per election to a candidate in an election in which such Covered Associate is entitled to vote; or (ii) $150 per election to such candidate in an election in which such Covered Associate is not entitled to vote.

Annex A-11	Effective as of January 1, 2014

Political contributions by the Firm or any Employee to office holders, candidates or political parties or committees for the purpose of influencing the award or retention of business are strictly prohibited.

If any Employee (or any of his or her Family Members (as defined in the Code of Ethics)) is considering making (or soliciting) a contribution49 to any federal, state, county or local political campaign, official, candidate, political party or political action committee, then such Employee must first seek pre-clearance from the CCO using the Political Contribution Pre-Clearance form attached as Attachment G to this Code of Ethics (the “Political Contribution Pre-Clearance Form”). The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5 under the Advisers Act and any other state and local laws and regulations that may be applicable to the Firm, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each request relating to a proposed contribution.50

Because of the serious nature of the sanctions applicable to a violation of Rule 206(4)-5 under the Advisers Act and any other state and local laws and regulations that may be applicable to the Firm, it is likely that requests to make contributions to candidates seeking election to state and local offices (and candidates who are currently state or local officials) will not be approved. In select instances, however, the CCO may approve such contributions, but each request will require consideration of the specific facts and circumstances and the relevant law. For example, in a situation in which the Employee is legally entitled to vote for the candidate, Rule 206(4)-5 under the Advisers Act would permit a contribution of up to $350, but the contribution nonetheless may trigger state or local “pay-to-play” law in the jurisdiction.

In addition, if any Employee or any of his or her Family Members is considering making a contribution to a candidate for foreign political office, or to any foreign official, foreign political party or foreign party official, such Employee is prohibited from making such contribution without first discussing the matter with and securing the approval of the CCO. Any such contribution may violate applicable law, including without limitation the U.S. Foreign Corrupt Practices Act.

In the event that any Employee or any of his or her Family Members makes any political contribution without seeking and obtaining prior approval, such Employee must immediately notify the CCO. The CCO may request that an Employee (or the applicable Family Member) request the return of a contribution, and if the CCO so requests, such Employee shall use its reasonable efforts to obtain the return of the applicable contribution.

Charitable Contributions

Donations by the Firm or Employees to charities with the intention of influencing such charities to become clients or for other business purposes are strictly prohibited. Notify the CCO if you perceive an actual or apparent conflict of interest in connection with any charitable contribution.

[49]	For purposes of this Code of Ethics, a “contribution” means any gift, subscription, loan, advance or deposit of money or anything of value and includes, among other things, payments of debt incurred in connection with any election and contributions made for transition or inaugural expenses of the successful candidate. However, “contributions” do not include, and no Employee is restricted from, making direct expenditures for the expression of one’s views, giving speeches, writing books, appearing at fundraising events, soliciting votes and volunteering one’s own free time to a political campaign (so long as the Firm’s resources are not used). If you have any questions as to whether an action constitutes a “contribution”, you are required to consult with the CCO.
[50]	Contributions to candidates for national political office are often acceptable, although they may be prohibited if the candidate is currently a state or municipal official or a person who may influence the appointment of persons involved in the selection of investment advisers or awarding of government contracts (e.g., Governor Rick Perry of Texas when he was a candidate in the 2012 campaign for President). For this reason, proposed contributions to candidates for national political office may not be made without the prior written authorization of the CCO.

Annex A-12	Effective as of January 1, 2014

Lobbying

The Firm, the Employees and any third-party solicitors engaged by the Firm may become subject to laws and regulations regarding lobbying in connection with any solicitation of investment advisory business from state or municipal pension plans or other governmental entities. Such laws and regulations may even require registration as a lobbyist, and lobbyists and lobbyist employers may be subject to ongoing reporting obligations, restrictions on the amount and type of compensation payable in connection with “lobbying” activities, restrictions on contributions and gifts to public officials, penalties associated with violations of lobbying laws and regulations and other requirements. Violations of these laws expose the Firm and the affected Employees to potential civil, administrative and criminal fines and penalties.

No Employee may, directly or indirectly, engage in any business-related communication51 with any government official or employee (e.g., an employee of a state or municipal pension plan) without securing the prior approval of the CCO.

Section VIII. Payments to Government Officials; Gifts, Entertainment and Other Business Courtesies.

Government Officials

The U.S. Foreign Corrupt Practices Act prohibits offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates or foreign political parties in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

In addition, the U.S. government has a number of laws and regulations limiting or prohibiting business gratuities to U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government (or to his or her family member or to another person because of that person’s relationship to the official or employee) of a gift, favor or other gratuity in violation of these rules would not only violate the Firm’s policy but could also be a criminal offense. Various state and local governments, as well as foreign governments, have similar rules regarding gratuities and payments, including the UK Bribery Act of 2010, which has a specific offense of bribing a foreign public official.

It is against Firm policy to offer or give, directly or indirectly, any gift, favor, gratuity or other business courtesy to any government official or employee (or any family member or other person as described above) without securing the approval of the CCO. Accordingly, Employees are prohibited from offering or giving any such gift or business courtesy without first discussing the matter with and securing the approval of the CCO.

Receiving Business Courtesies and Non-Government Officials

Employees are not permitted to seek or accept any gift, service or other item of more than de minimis value, either directly or indirectly, from any person or entity that does business with or on behalf of the Firm or any Kynikos Company.

[51]	“Communication” is defined broadly and includes the following activities: (i) speaking in person or by telephone; (ii) corresponding by letter, email or other means; (iii) responding to questions/inquiries from a government official; (iv) testifying or appearing before a governmental agency, commission, authority or other entity in connection with an investment placement, contract, bid or other economic transaction with a public pension fund; (v) communicating in order to retain or expand business with an existing public pension fund client; (vi) any other attempt to influence the decision-making of a government official in connection with a placement or investment; or (vii) conducting any of these activities through an agent or other third party.

Annex A-13	Effective as of January 1, 2014

In addition, no Employee may give or offer any gift, service or other item of more than de minimis value to existing clients, prospective clients or any person or entity that does business with or on behalf of the Firm or any Kynikos Company without the prior written approval of the CCO. However, if an Employee plans to offer or give any gift, service or other business courtesy to any government official or employee (or to any family member of a government official or employee or to another person because of that person’s relationship to a government official or employee) or to any person, company or other entity outside of the United States, even if such gift, service or other business courtesy is in a de minimis amount, such Employee must first consult with the CCO and obtain the CCO’s approval. (Note: Even de minimis gifts are not permissible for government officials or employees.)

For the purposes of this provision, the following items are acceptable types of de minimis gifts:

(i)	An occasional meal;

(ii)	An occasional ticket to a sporting event, the theater or comparable entertainment; and

(iii)	A gift of fruit or other foods.

Note: De minimis value is less than or equal to $100 (or the equivalent in a non-U.S. jurisdiction).

Employees are also required to comply with the requirements set forth in Section 6.1 of the Compliance Manual (“Conflicts of Interest”).

Section IX. Confidentiality/Safeguarding of Data.

Consistent with the fiduciary duty owed to the Firm’s clients and former clients, all information regarding clients and former clients must be kept in strict confidence. Information that must be kept confidential include, but is not limited to, the identify of clients and former clients, the financial circumstances of clients and former clients, the securities holdings of clients and former clients and advice furnished to clients and former clients. The obligation to preserve the confidentiality of this information continues after the association with the Firm ends.

Employees are prohibited from disclosing to any person outside of the Firm any material nonpublic information about any client, the securities investments made by the Firm on behalf of any client, information about contemplated securities transactions or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes. See also Section 6.5 of the Compliance Manual (“Confidentiality”).

Employees must adhere to the Firm’s Privacy Policy, a copy of which is attached as Annex F to the Compliance Manual, and the procedures described in Section 6.9 of the Compliance Manual (“Safeguarding of Client Records and Information”).

Section X. Reporting Requirements

Disclosure of Proprietary Accounts; Duplicate Account Statements and Trade Confirmations Required

Upon hire and thereafter at least annually within thirty (30) days after the end of the calendar year, each Employee is required to provide to the CCO a written list, in the form of Attachment C to this Code of Ethics (the “Statement of Proprietary Accounts”), of all of his or her Proprietary Accounts. In addition, each Employee must immediately inform the CCO any time a new Proprietary Account is opened and provide to the CCO, as soon as reasonably practicable, an updated Statement of Proprietary Accounts.

To the extent that any Proprietary Account is a Discretionary Account, such Employee shall also provide to the CCO, at the same time as he or she is required to identify such Discretionary Account to the CCO, a copy of the management agreement for such Discretionary Account.

Annex A-14	Effective as of January 1, 2014

Each Employee shall arrange for duplicate copies of all account statements relating to his or her Proprietary Accounts (other than statements relating to Proprietary Accounts in which such Employee trades only in Permitted Securities for investment purposes) to be sent by the broker-dealer directly to the CCO at least monthly, at the same time as they are sent to the applicable account holder. In addition, each Employee shall arrange for duplicate copies of trade confirmations of any and all securities transactions relating to his or her Proprietary Accounts (other than trade confirmations relating to Proprietary Accounts in which such Employee trades only in Permitted Securities for investment purposes) to be sent by the broker-dealer directly to the CCO at the same time as they are sent to the applicable account holder.

Initial and Annual Holdings Reports

Within ten (10) days after being hired by the Firm, and on an annual basis thereafter, each Employee is required to submit to the CCO a written report in the form of Attachment D to this Code of Ethics listing all holdings of Reportable Securities in his or her Proprietary Accounts (each, a “Holdings Report”), on which is written the date of submission of such Holdings Report, and which contains the following information: (i) the title and exchange ticker symbol or CUSIP number of each Reportable Security in which such Employee has any direct or indirect beneficial ownership; (ii) the name, class and number of shares or units of each such Reportable Security (if applicable); (iii) the principal amount, interest rate and maturity date of each such Reportable Security (if applicable); and (iv) the name of any broker, dealer or bank with which such Employee maintains a Proprietary Account. The information must be current as of a date not more than forty-five (45) days prior to the date of submission of such Holdings Report.

Any Holdings Report may contain a statement that it shall not be construed as an admission by the person making such Holdings Report that he or she has any direct or indirect beneficial ownership in the Reportable Securities to which such Holdings Report relates.

Quarterly Transactions Report

No later than thirty (30) days after the end of each calendar quarter, each Employee will furnish to the CCO:

•	a quarterly transactions report (each, a “Quarterly Transactions Report”) in the form of Attachment E to this Code of Ethics, on which is written the date of submission of such Quarterly Transactions Report, and which contains the following information regarding each transaction in Reportable Securities held in such Employee’s Proprietary Account(s) made during the prior calendar quarter: (i) the date of such transaction; (ii) the title and exchange ticker symbol or CUSIP number of the applicable Reportable Securities; (iii) the name, class and number of shares or units of the applicable Reportable Securities (if applicable); (iv) the principal amount, interest rate and maturity date of the applicable Reportable Securities (if applicable); (v) the nature of such transaction (i.e., purchase, sale or any other type of acquisition or disposition); (vi) the price at which such transaction was effected; and (vii) the name of the broker, dealer or bank with or through which such transaction was effected;

•	in lieu of a Quarterly Transactions Report, a certificate signed by such Employee certifying that any such Quarterly Transactions Report would duplicate information contained in the account statements and trade confirmations received by the CCO no later than thirty (30) days after the end of the applicable calendar quarter; or

•	if no transactions in Reportable Securities took place during the applicable calendar quarter, a certificate signed by such Employee certifying that no such transactions took place.

Any Quarterly Transactions Report may contain a statement that it shall not be construed as an admission by the person making such Quarterly Transactions Report that he or she has or had any direct or indirect beneficial ownership in the Reportable Securities to which such Quarterly Transactions Report relates.

Annex A-15	Effective as of January 1, 2014

Confidentiality

All reports of personal securities transactions, holdings and any other information made pursuant to this Code of Ethics will be kept confidential, provided, however, that such information will be subject to review by appropriate personnel of the Firm and legal counsel and will be provided to government authorities or others if required by applicable law or court order.

Section XI. Reporting Violations of this Code of Ethics.

Each Employee shall promptly report to the CCO or the President all apparent, suspected, actual or known violations of this Code of Ethics. Anonymous reporting is permitted.

The Firm will not tolerate retaliation of any kind against any Employee whom in good faith reports any apparent, suspected, actual or known violation of this Code of Ethics. Any such retaliation is, in itself, a violation of this Code of Ethics, and any Employee who commits such retaliation will be subject to sanctions for such a violation of this Code of Ethics.

Each report of any apparent, suspected, actual or known violation of this Code of Ethics will be promptly investigated under the CCO’s supervision. The CCO, after consultation with the President, shall determine whether or not this Code of Ethics has been violated.

See Part 12 of the Compliance Manual (“Compliance and Whistleblower Policy”).

Section XII. Administration of this Code of Ethics.

The administration of this Code of Ethics shall be the responsibility of the CCO.

Training and Education

The CCO, or persons designated by the CCO, may schedule training sessions for the Employees to familiarize the Employees with their obligations under this Code of Ethics. Each Employee is required to attend any training session to which he or she is invited.

In addition, the CCO, or persons designated by the CCO, may prepare and distribute additional materials to the Employees regarding their obligations under this Code of Ethics, and each Employee is required to read any such materials. Employees should direct any questions regarding any such materials to the CCO.

Review of this Code of Ethics

The CCO, in consultation with the Firm’s legal counsel, will undertake a review, on at least an annual basis, of the adequacy of this Code of Ethics and the effectiveness of the implementation of the policies and procedures set forth in this Code of Ethics. As part of such review, the CCO, in consultation with the Firm’s legal counsel, will consider whether this Code of Ethics needs to be modified or expanded.

The CCO will report to the President the results of each such review, including any modifications to this Code of Ethics that should be considered.

Section XIII. Sanctions.

Sanctions for any violation of this Code of Ethics shall be imposed as described in Section 12.1 of the Compliance Manual (“General Administration; Investigation of Possible Violations”), and sanctions may include, but are not limited to:

•	a warning;

•	a reprimand (verbally or in writing);

•	a letter of censure;

Annex A-16	Effective as of January 1, 2014

•	fines (e.g., loss of merit increase or bonus);

•	disgorgement of profits;

•	demotion; or

•	suspension or termination of employment.

If a transaction in a Prohibited Security has been consummated in violation of the procedures described in this Code of Ethics (including, but not limited to, without having obtained the prior written approval of the CCO), then such transaction shall be canceled by the end of the business day on which such transaction was consummated.

In addition, a violation of this Code of Ethics may result in a referral of the matter to the appropriate regulatory agency or agencies for civil or criminal investigation, if appropriate.

Section XIV. Interpretations; Exceptions and Waivers.

The CCO shall have the right to make final and binding interpretations of this Code of Ethics and may grant an exception to or waiver from any of the restrictions or procedures set forth in this Code of Ethics, as long as no abuse or potential abuse is involved. A memorandum regarding the granting of any such exceptions or waivers, and the reasons therefor, shall be retained pursuant to Section XIV of this Code of Ethics. Each Employee must obtain approval from the CCO before taking any action regarding such an exception or waiver.

Interpretative decisions of the CCO may be appealed to the President. With respect to any such appeal, the President shall review the decision of the CCO and determine whether this Code of Ethics has been violated and may impose different sanctions.

The President is responsible for reviewing the CCO’s Holdings Reports and Quarterly Transactions Reports required under this Code of Ethics and pre-clearing his/her trades.

Section XV. Retention of Records.

Pursuant to the applicable rules under the Advisers Act, the Firm shall maintain the following records in an easily accessible place:

•	A copy of each Code of Ethics adopted by the Firm that is or has been in effect during the past five years;

•	A copy of any record or report of any violation of the Code of Ethics and any action taken as a result of such violation for five years from the end of the fiscal year in which such violation occurred;

•	A record of all written acknowledgements of receipt of the Code of Ethics and amendments to the Code of Ethics for each person who is currently, or within the past five years was, an Employee;

•	A copy of each report (e.g., Statements of Proprietary Accounts, initial and annual Holdings Reports and Quarterly Transactions Reports) made pursuant to the Code of Ethics, including all brokerage confirmations and account statements;

•	A list of the names of all persons who are currently required, or within the past five years were required to, make reports pursuant to the Code of Ethics;

•	A list of the names of all persons who are currently responsible for, or within the past five years were responsible for, reviewing reports made pursuant to the Code of Ethics;

Annex A-17	Effective as of January 1, 2014

•	A copy of each written report provided to the President regarding the Code of Ethics for at least five years after the end of the fiscal year in which such written report was provided;

•	A record of any decision (and supporting reasons for) approving the acquisition of securities by any Employee in an Initial Public Offering or a Limited Offering for at least five years after the end of the fiscal year in which such approval was granted; and

•	A copy of each memorandum regarding the granting of any exception or waiver from any restriction or procedure contained in the Code of Ethics, and the reasons therefor, for at least five years after the end of the fiscal year in which such exception or waiver was granted.

Section XVI. Acknowledgements and Certifications.

Each Employee is required to read and retain in his or her records a copy of this Code of Ethics and any amendments thereto, and following the delivery to an Employee of this Code of Ethics, such Employee is required to execute and return to the CCO an acknowledgement of receipt in the form of Attachment F to this Code of Ethics. In addition, following the delivery to an Employee of any amendment to this Code of Ethics, such Employee shall be required to execute and return to the CCO an acknowledgement that such Employee has received, read and understood such amendment.

Upon hire and on an annual basis thereafter while employed by the Firm, each Employee is required to certify that he or she has:

•	read and understands this Code of Ethics and recognizes that he or she is subject to this Code of Ethics;

•	complied with the applicable requirements of this Code of Ethics;

•	reported all personal securities transactions required to be reported pursuant to the requirements of this Code of Ethics; and

•	reported all political contributions made by such Employee or any of his or her Family Members since March 14, 2011, two year prior to his or her hire date or his or her last such certification, whichever is latest; and

This certification shall be made as part of the Employee Annual Acknowledgement Form attached as Exhibit A to the Compliance Manual.

Annex A-18	Effective as of January 1, 2014

ATTACHMENT A to CODE OF ETHICS

GLOSSARY

“Beneficial Ownership” has the same meaning as it would under Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations under the Exchange Act. Generally speaking, an Employee has Beneficial Ownership of a security when he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

•	investment power or discretion in respect of such security (which includes the power or discretion to direct the purchase or sale of such security) (e.g., securities held in an account for which an Employee serves as an agent, executor, trustee or in another similar capacity); or

•	a “pecuniary interest” in such security,

and an Employee is deemed to have a “pecuniary interest” in a security if:

•	he or she has the opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a transaction in such security; or

•	any Family Member of such Employee holds such security.

“Covered Associate” of the Firm means (i) any of the Firm’s general partners, managing members, executive officers or other individuals with a similar status or function at the Firm, (ii) any Employee who solicits a Government Entity on behalf of the Firm or directly or indirectly supervises any such Employee, or (iii) any political action committee controlled by the Firm or any of the Firm’s Covered Associates. For purposes of this definition, an “executive officer” of the Firm means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Firm who performs a policy-making function or any other person who performs similar policy-making functions for the Firm.

“Discretionary Account” of an Employee means a Proprietary Account of such Employee that is a discretionary account or blind trust where there is a written agreement granting an independent third party complete discretion with respect to securities transactions in such account and neither such Employee nor any of his or her Family Members influences, directly or indirectly, any investment decision in such account.

“Family Members” of an Employee include (i) his or her spouse or domestic partner (but not any ex-spouses), (ii) his or her minor children (including legally adopted children), and (iii) his or her adult and minor relatives (whether relatives by blood or marriage) living in the same household as such Employee. An Employee’s adult children with separate households are not considered such Employee’s “Family Members” for purposes of this Code of Ethics.

“Fund” means an investment company registered under the U.S. Investment Company Act of 1940, as amended.

“Limited Offering” means an offering that is exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) (formerly Section 4(2)) or Section 4(a)(5) (formerly Section 4(6)) of the Securities Act or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act, and includes certain co-operative investments in real estate, co-mingled investments vehicles such as hedge funds and investments in family-owned businesses.

Annex A-19	Effective as of January 1, 2014

“Permitted Securities” means:

•	partnership or membership interests in Firm-affiliated partnerships or limited liability companies that are not Reportable Funds;

•	direct obligations of the U.S. Government, such as U.S. bonds or treasuries;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);

•	shares of money market funds; and

•	shares issued by open-end Funds other than Reportable Funds.

“Prohibited Securities” means any and all securities other than Permitted Securities.

“Proprietary Accounts” of an Employee include all accounts at a broker, dealer, bank or other financial institution in which transactions in securities that are Beneficially Owned by such Employee may be executed.

“Reportable Fund” means:

•	any Fund for which the Firm serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (i.e., in most cases, the Firm must be approved by the Fund’s board of directors before it can serve); or

•	any Fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm or is under common control with the Firm. For purposes of this definition, “control” has the same meaning as it does in Section 2(a)(9) of the U.S. Investment Company Act of 1940, as amended.

“Reportable Securities” means Prohibited Securities and partnership or membership interests in Firm-affiliated partnerships or limited liability companies.

Annex A-20	Effective as of January 1, 2014

ATTACHMENT B to CODE OF ETHICS

KYNIKOS ASSOCIATES LP

PERSONAL SECURITIES TRADING REQUEST FORM

1. Name of person seeking authorization:

2. Account for which approval is sought (e.g., personal, spouse, IRA):

3. Name of Issuer:

4. Class or type of security:

5. Number of units, shares, etc. and approximate dollar amount to be bought, sold, acquired or disposed of:

6. Transaction is:	buy to position long buy to cover sell to position short sell to close other (specify: )

7. Name of Broker-dealer to be used:

     Signature of Person

     Seeking Authorization:

Date:

            *             *             *             *             *

        The foregoing transaction is/is not approved.

Date:
Name: Title:

(Oral notification provided on	by	.)

Annex A-21	Effective as of January 1, 2014

ATTACHMENT C to CODE OF ETHICS

KYNIKOS ASSOCIATES LP

STATEMENT OF PROPRIETARY ACCOUNTS

To:	Chief Compliance Officer

From:
(Print Your Name)

This Statement of Proprietary Accounts (the “Statement”) is submitted pursuant to the Code of Ethics and Insider Trading Policy (the “Code of Ethics”) of Kynikos Associates LP and its affiliated investment advisory companies, including Ursus Capital Management I LLC (collectively, the “Firm”).

Unless the context otherwise requires, all terms used in the Statement shall have the same meaning as set forth in the Code of Ethics.

Pursuant to the Code of Ethics, I hereby certify that the following is a true, correct and complete list of all my Proprietary Accounts as of                                                                  ,                                 :*

Name of Brokerage Firm	Address of Brokerage Firm or Entity Where Account is Held	Name in which Account is Held	Account Number

(Instruction: Attach additional sheets of paper, if necessary.)

In addition, I hereby acknowledge that:

(i) I have provided (or am providing with this Statement) to the CCO a true, correct and complete copy of all the management agreements for all my Discretionary Accounts;

(ii) I must immediately inform the CCO any time a new Proprietary Account is opened and provide to the CCO, as soon as reasonably practicable, an updated Statement of Proprietary Accounts; and

(iii) To the extent that any newly opened Proprietary Account is a Discretionary Account, I must also provide to the CCO, at the same time as I am required to identify such Discretionary Account to the CCO, a copy of the management agreement for such Discretionary Account.

Dated:	Signature:

*	Insert the applicable date.

Annex A-22	Effective as of January 1, 2014

ATTACHMENT D to CODE OF ETHICS

KYNIKOS ASSOCIATES LP

INITIAL/ANNUAL HOLDINGS REPORT

To:	Chief Compliance Officer

From:
(Print Your Name)

This Holdings Report (the “Report”) is submitted pursuant to the Code of Ethics and Insider Trading Policy (the “Code of Ethics”) of Kynikos Associates LP and its affiliated investment advisory companies, including Ursus Capital Management I LLC (collectively, the “Firm”), and furnishes (on the attached table(s)) true, correct and complete information with respect to all the Reportable Securities in which I may be deemed to have any Beneficially Ownership interest as of

                                                                                                                                                                    ,                                 .*

(Print the applicable date)

Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

The Report shall not be construed as an admission that I have any direct or indirect beneficial ownership in the Reportable Securities listed on the attached table(s).

Dated:	Signature:

*	Insert a date that is no more than forty-five (45) days prior to the date of the Report.

Annex A-23	Effective as of January 1, 2014

The following table furnishes true, correct and complete information with respect to all the Reportable Securities in which the applicable Employee may be deemed to have any Beneficial Ownership interest as of the applicable date.

Title and exchange ticker or CUSIP No. of Reportable Security	Name, class and number of shares or units OR principal amount, interest rate and maturity date (as applicable)	Name of the Broker, Dealer or Bank with which the applicable Proprietary Account is Maintained	Nature of Beneficial Ownership of Reportable Security*

(Instruction: Attach additional sheets of paper, if necessary.)

*	If any Proprietary Account is held in the name or for the benefit of any person other than the Employee, also identify in this column the name of such other person and the nature of his, her or its relationship with the Employee.

Annex A-24	Effective as of January 1, 2014

ATTACHMENT E to CODE OF ETHICS

KYNIKOS ASSOCIATES LP

QUARTERLY TRANSACTIONS REPORT

To:	Chief Compliance Officer

From:
(Print Your Name)

This Quarterly Transactions Report (the “Report”) is submitted pursuant to the Code of Ethics and Insider Trading Policy (the “Code of Ethics”) of Kynikos Associates LP and its affiliated investment advisory companies, including Ursus Capital Management I LLC (collectively, the “Firm”), and furnishes (on the attached table) information with respect to transactions in any Reportable Security in which I may be deemed to have, or by reason of such transaction acquire, any Beneficial Ownership interest during the calendar quarter ended

                                                                                                                                                                    ,                                 .

(Print the applicable date)

Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

The Report shall not be construed as an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed on the attached table(s).

Dated:	Signature:

Annex A-25	Effective as of January 1, 2014

The following table furnishes true, correct and complete information with respect to all transaction made in the applicable calendar quarter with respect to the Reportable Securities in which the applicable Employee may be deemed to have or had any Beneficial Ownership interest.

Name of Issuer	Title and exchange ticker or CUSIP No. of Reportable Securities	Date of Transaction	Nature of Transaction (Whether Purchase, Sale, or Other Type of Disposition or Acquisition)	Name, class and number of shares or units OR principal amount, interest rate and maturity date (as applicable)	Purchase or Sale Price Per Share or Other Unit	Name of the Broker, Dealer or Bank With or Through Whom the Transaction Was Effected	Nature of Beneficial Ownership of Reportable Securities*

(Instruction: Attach additional sheets of paper, if necessary.)

*	If any Proprietary Account is held in the name or for the benefit of any person other than the Employee, also identify in this column the name of such other person and the nature of his, her or its relationship with the Employee.

Annex A-26	Effective as of January 1, 2014

ATTACHMENT F to CODE OF ETHICS

ACKNOWLEDGMENT OF RECEIPT

OF CODE OF ETHICS

The undersigned (the “Employee”) hereby certifies as of the date set forth below that the Employee: (i) has received a copy of the Code of Ethics and Insider Trading Policy of Kynikos Associates LP and its affiliated investment advisory companies, including Ursus Capital Management I LLC (the “Code of Ethics”); and (ii) has read and understands all the provisions of the Code of Ethics.

The Employee hereby agrees to comply in all respects with all provisions of the Code of Ethics.

Dated:	,

Signature of Employee:

Name of Employee:

Position of Employee:

Annex A-27	Effective as of January 1, 2014

ATTACHMENT G to CODE OF ETHICS

KYNIKOS ASSOCIATES LP

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

1.	Employee’s Name:

2.	Name of person or entity making the contribution (if other than Employee) and his, her or its relationship to Employee:

3.	Recipient’s Name:

4.	Recipient’s Title:

5.	List the office or position for which the recipient is running:

6.	If the recipient currently holds a government office or position, list that office or position:

7.	Type of proposed contribution:[52]

8.	Proposed contribution amount (dollar value):

9.	Proposed contribution date:

10.	If previous contributions have been made to the same candidate in the same election, list the aggregate amount (dollar value)
of all previous contributions:

11.	Are you entitled to vote for the candidate?[53] ☐ Yes ☐ No

12.	If you selected “no” in item 11 above, explain:

[52]	A “contribution” means any gift, subscription, loan, advance or deposit of money or anything of value and includes, among other things, payments of debt incurred in connection with any election and contributions made for transition or inaugural expenses of the successful candidate.
[53]	A person is “entitled to vote” for a candidate if the person’s principal residence is in the locality in which the candidate seeks election.

Annex A-28	Effective as of January 1, 2014

By signing below, I am attesting to the fact that I have not and will not solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Kynikos Associates LP or any of its affiliates is providing or seeking government business.

Signature of Employee

Seeking Authorization:

Date:

Chief Compliance Officer Use Only
☐ Approved	☐ Not Approved

If approved, dollar amount of contribution approved:

Name:
Title: Chief Compliance Officer
Date:

(If contribution is a triggering contribution, how many such contributions have occurred in the past 12 months?                    )

(If Kynikos Associates LP employs more than 50 people, three triggering contributions may occur in a calendar year, otherwise two are permissible.) If Employee has made a triggering contribution in the past, the request must be denied.

Annex A-29	Effective as of January 1, 2014